Exhibit 10.49

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated December 4, 2007 (“Effective Date”), is between Catcher, Inc. a Delaware corporation (the “Company”), and Allan Rakos (“Executive”).

1.	POSITION, RESPONSIBILITIES, AND TERM

a. Position. Executive is employed by the Company to render services to the Company in the positions of President and Chief Operations Officer of the Company and Catcher Holding, Inc (“Catcher Holdings”) or other executive management position as requested by the Company’s or Catcher Holdings’ Chief Executive Officer (“CEO”) and/or respective Boards of Directors (“Board”). Executive shall perform such duties and responsibilities as are normally related to Executive’s positions as President and Chief Operations Officer in accordance with the standards of the industry and any additional duties now or hereafter assigned to Executive by the CEO and/or the Board (collectively “Services”). Executive shall abide by the rules, regulations, and practices as adopted or modified from time to time in the Company’s sole discretion. Executive will devote Executive’s full time efforts to the provision of Services under this Agreement, except as set forth in paragraph (b) below.

b. Other Activities. Except upon the prior written consent of the Company, Executive will not, during the term of this Agreement: (i) be employed elsewhere; (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with Executive’s duties and responsibilities hereunder or create a conflict of interest with the Company; or (iii) acquire any interest of any type in any other business which is in competition with the Company, provided, however, that the foregoing shall not be deemed to prohibit the Executive from acquiring solely as an investment up to five percent (5%) of the outstanding equity interests of any publicly-held company.

c. No Conflict. Executive represents and warrants that Executive’s execution of this Agreement and performance of Services under this Agreement will not violate any obligations Executive may have to any other employer, person or entity, including any obligations to keep in confidence proprietary information, knowledge, or data acquired by Executive in confidence or in trust prior to becoming an employee of the Company.

d. Term of Employment. The term of this Agreement shall be for: (i) a period of three years after the Effective Date (“Term”); or (ii) the date upon which Executive’s employment is terminated in accordance with Section 3. Where the Agreement is terminated upon expiration of the Term, the Company shall pay to Executive all compensation to which Executive is entitled up through the effective date of termination according to its normal payroll practices, and the Company shall not have any further obligations under this Agreement.

2.	COMPENSATION AND BENEFITS

a. Base Salary. In consideration of the Services to be rendered under this Agreement, the Company shall pay Executive a gross salary at the rate of Fourteen Thousand Five Hundred And Eighty-Three Dollars And Thirty-Three Cents ($14,583.33) per month, less applicable withholdings (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices.

b. Annual Bonus. In further consideration of the Services to be rendered under this Agreement, Executive shall be eligible to receive an annual bonus between zero percent (0%) and fifty percent (50%) of Executive’s annual Base Salary based on achievement of goals and objectives established by the Company (“Annual Bonus”). Any Annual Bonus earned by Executive will be paid within two-and-one-half months of the end of the year in which it was earned. Executive must remain employed with the Company through the end of the calendar year at issue in order to be eligible to receive the Annual Bonus.

c. Stock Options. In further consideration of the Services to be rendered under this Agreement, Catcher Holdings shall grant Executive an option to purchase three hundred thousand (300,000) shares of Catcher Holdings’ Common Stock (“Stock Option”) vesting over a three (3) year period as follows: (i) 1/3 of the shares shall vest on the first anniversary of the grant date; and (ii) 1/24 of the remaining shares or equity interest shall vest monthly thereafter commencing with the date which is one (1) month after the first anniversary of the grant date, until all shares are fully vested. Executive’s entitlement to the Stock Option is conditioned upon the Board’s approval of the Stock Option and Executive’s signing of Catcher Holdings’ Stock Option Agreement. The Stock Option is subject to the terms of the Stock Option Agreement, the 2005 Stock Incentive Plan and related documents adopted by Catcher Holdings’ Board (“Stock Option Documents”).

d. Restricted Stock. In further consideration of the Services to be rendered under this Agreement, Catcher Holdings shall grant Executive one hundred thousand (100,000) shares of Catcher Holdings’ Restricted Stock (“Restricted Stock”) vesting over a three (3) year period as follows: (i) 1/3 of the shares shall vest on the first anniversary of the grant date; and (ii) 1/24 of the remaining shares or equity interest shall vest monthly thereafter commencing with the date which is one (1) month after the first anniversary of the grant date, until all shares are fully vested. Executive’s entitlement to the Restricted Stock is conditioned upon Catcher Holdings’ Board’s approval and Executive’s signing of Catcher Holdings’ Restricted Stock Award Agreement. The Restricted Stock is subject to the terms of the Restricted Stock Award Agreement, the Catcher Holdings, Inc. 2005 Stock Incentive Plan and related documents adopted by Catcher Holdings’ Board and is subject to compliance with all applicable federal and state securities laws (“Restricted Stock Documents”). Executive acknowledges that Catcher Holdings will not grant the Restricted Stock until such time as an S-8 Registration Statement covering such shares of Restricted Stock has been filed with the Securities and Exchange Commission and is effective. Executive understands and acknowledges that Executive is solely responsible for payment of all taxes relating to the Restricted Stock and will not request any assistance from the Company in the payment of these taxes.

e. Stock Bonus. In consideration of achieving the objectives set forth in this paragraph, Catcher Holdings shall grant Executive up to two hundred fifty thousand (250,000) fully vested shares of Catcher Holdings’ Common Stock (the “Stock Bonus”) as follows: (i) sixty two thousand five hundred (62,500) shares of the Stock Bonus shall be granted upon the realization by Vivato Networks, Inc., Catcher Holdings’ wholly owned subsidiary (“Vivato”), of revenue in excess of $625,000 for the fiscal quarter ended December 31, 2007 and (ii) an additional one share of the Stock Bonus shall be granted upon the realization by Vivato of each $2.00 of revenue in excess of $625,000 for the fiscal quarter ended December 31, 2007 up to the full amount of the Stock Bonus upon the realization by Vivato of $1,000,000 of revenue for the fiscal quarter ended December 31, 2007. The Stock Bonus is subject to the terms of the Catcher Holdings, Inc. 2005 Stock Incentive Plan and related documents adopted by Catcher Holdings’ Board and is subject to compliance with all applicable federal and state securities laws (“Stock Bonus Documents”). Executive acknowledges that Catcher Holdings will not grant the Stock Bonus until such time as an S-8 Registration Statement covering such shares of the Stock Bonus has been filed with the Securities and Exchange Commission and is effective. Executive understands and acknowledges that Executive is solely responsible for payment of all taxes relating to the Stock Bonus and will not request any assistance from the Company in the payment of these taxes.

f. Employment Benefit Plans. In further consideration of the Services to be rendered under this Agreement, Executive will be entitled to participate in retirement plans, group health, hospitalization and disability or other insurance plans, and other employee welfare benefit plans generally made available to other similarly-situated employees of the Company, in accordance with the benefit plans established by the Company, and as may be amended from time to time in the Company’s sole discretion.

g. Expenses. The Company will pay or reimburse Executive for all normal and reasonable travel and entertainment expenses incurred by Executive in connection with Executive’s responsibilities to the Company upon submission of proper vouchers and documentation in accordance with the Company’s expense reimbursement policy.

3.	AT-WILL EMPLOYMENT

The employment of Executive shall be “at-will” at all times. The Company or Executive may terminate Executive’s employment with the Company at any time, without any advance notice, for any reason or no reason at all, notwithstanding anything to the contrary contained in or arising from any statements, policies or practices of the Company relating to the employment, discipline or termination of its employees. Following the termination of Executive’s employment, the Company shall pay to Executive all compensation to which Executive is entitled up through the date of termination. Thereafter, all obligations of the Company under this Agreement shall cease other than those set forth in Section 4.

4.	COMPANY TERMINATION OBLIGATIONS

h. Termination by Company for Cause. Where the Company terminates Executive’s employment for Cause, all obligations of the Company under this Agreement shall cease. For purposes of this Agreement, “Cause” shall mean: (i) Executive engages in a material act of misconduct, including but not limited to misappropriation of trade secrets, fraud, or embezzlement; (ii) Executive commits a crime involving dishonesty, breach of trust, or physical harm to any person; (iii) Executive breaches this Agreement; (iv) Executive refuses to implement or follow a lawful policy or directive of the Company; (v) Executive engages in malfeasance demonstrated by Executive’s failure to perform Executive’s job duties; (vi) Executive violates a Company policy or procedure which is materially injurious to the Company, including violation of the Company’s policy concerning sexual harassment, discrimination or retaliation; or (vii) Executive defames the Company, its employees, or its Board members in any manner; provided, however, that to the extent the termination of Executive’s employment for Cause is pursuant to (iii), (iv), and/or (v) and the event constituting Cause can be cured, the Company shall provide written notice to Executive of the Cause for termination of Executive’s employment and Executive shall thereafter have thirty (30) days to cure such event to the reasonable satisfaction of the Board.

i. Termination by Company without Cause. Where the Company terminates Executive’s employment without Cause, and Executive’s employment is not terminated due to death or Disability (as defined below), Executive will be eligible to receive continued payment of Executive’s Base Salary at the time of Executive’s termination according to the Company’s normal payroll practices, less applicable withholdings, for six months (“Severance Period”) (“Severance”). Executive’s eligibility to receive the Severance set forth in this Section 4(b) is conditioned on Executive having first signed a release agreement in the form attached as Exhibit A and an agreement not to compete with the business of the Company during the Severance Period. All other obligations of the Company under this Agreement shall cease.

j. Termination Due to Disability. Executive’s employment shall terminate automatically if Executive becomes Disabled. Executive shall be deemed Disabled if Executive is unable for medical reasons to perform Executive’s essential job duties for either ninety (90) consecutive calendar days or one hundred twenty (120) business days in a twelve (12) month period and, within thirty (30) days after a notice of termination is given to Executive, Executive has not returned to work. If Executive’s employment is terminated by the Company due to Executive’s Disability, all obligations of the Company under this Agreement shall cease.

k. Termination Due to Death. Executive’s employment shall terminate automatically upon Executive’s death. If Executive’s employment is terminated due to Executive’s death, all obligations of the Company under this Agreement shall cease.

l. Executive’s Resignation. Executive may resign Executive’s employment at any time during the Term of this Agreement pursuant to Section 3, and thereafter, all obligations of the Company under this Agreement shall cease.

m. Delayed Payments. In the event that Section 409A (“409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), applies to any compensation with respect to Executive’s termination, payment of that compensation shall be delayed if Executive is a “specified employee,” as defined in 409A(a)(2)(B)(i), and such delayed payment is required by 409A. Such delay shall last six (6) months from the date of Executive’s termination. On the day following the end of such six-month period, the Company shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six-month period but for this Section 4(f).

5.	EXECUTIVE TERMINATION OBLIGATIONS

n. Return of Property. Executive agrees that all property (including without limitation all equipment, tangible proprietary information, documents, records, notes, contracts and computer-generated materials) furnished to or created or prepared by Executive incident to Executive’s employment belongs to the Company and shall be promptly returned to the Company upon termination of Executive’s employment.

o. Resignation and Cooperation. Upon termination of Executive’s employment, Executive shall be deemed to have resigned from all offices and directorships then held with Catcher Holdings and the Company. Following any termination of employment, Executive shall cooperate with the Company in the winding up of pending work on behalf of the Company and the orderly transfer of work to other employees. Executive shall also cooperate with the Company in the defense of any action brought by any third party against the Company that relates to Executive’s employment by the Company.

p. Continuing Obligations. Executive understands and agrees that Executive’s obligations under Sections 6 and 7 herein (including Exhibits B and C) shall survive the termination of Executive’s employment for any reason and the termination of this Agreement.

6.	INVENTIONS AND PROPRIETARY INFORMATION

Executive agrees to sign and be bound by the terms of the Proprietary Information and Inventions Agreement, which is attached as Exhibit B (“Proprietary Information Agreement”).

7.	ARBITRATION

Executive agrees to sign and be bound by the terms of the Arbitration Agreement, which is attached as Exhibit C.

8.	AMENDMENTS; WAIVERS; REMEDIES

This Agreement may not be amended or waived except by a writing signed by Executive and by the CEO. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

9.	ASSIGNMENT; BINDING EFFECT

q. Assignment. The performance of Executive is personal hereunder, and Executive agrees that Executive shall have no right to assign and shall not assign or purport to assign any rights or obligations under this Agreement. This Agreement may be assigned or transferred by the Company; and nothing in this Agreement shall prevent the consolidation, merger or sale of the Company or a sale of any or all or substantially all of its assets.

r. Binding Effect. Subject to the foregoing restriction on assignment by Executive, this Agreement shall inure to the benefit of and be binding upon each of the parties; the affiliates, officers, directors, agents, successors and assigns of the Company; and the heirs, devisees, spouses, legal representatives and successors of Executive.

10.	NOTICES

All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered: (a) by hand; (b) by a nationally recognized overnight courier service; or (c) by United States first class registered or certified mail, return receipt requested, to the principal address of the other party, as set forth below. The date of notice shall be deemed to be the earlier of (i) actual receipt of notice by any permitted means, or (ii) five business days following dispatch by overnight delivery service or the United States Mail. Executive shall be obligated to notify the Company in writing of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this paragraph.

Company’s Notice Address:

Catcher, Inc.

44084 Riverside Parkway, Suite 320

Leesbur, Virginia 20176

Executive’s Notice Address:

_______________________

_______________________

11.	SEVERABILITY

If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

12.	TAXES

All amounts paid under this Agreement shall be paid less all applicable state and federal tax withholdings and any other withholdings required by any applicable jurisdiction.

13.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia.

14.	INTERPRETATION

This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Sections and section headings contained in this Agreement are for reference purposes only, and shall not affect in any manner the meaning or interpretation of this Agreement. Whenever the context requires, references to the singular shall include the plural and the plural the singular.

15.	OBLIGATIONS SURVIVE TERMINATION OF EMPLOYMENT

Executive agrees that any and all of Executive’s obligations under this Agreement, including but not limited to Exhibits B and C, shall survive the termination of employment and the termination of this Agreement.

16.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement, but all of which together shall constitute one and the same instrument.

17.	AUTHORITY

Each party represents and warrants that such party has the right, power and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder; and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

18.	ENTIRE AGREEMENT

This Agreement is intended to be the final, complete, and exclusive statement of the terms of Executive’s employment by the Company and may not be contradicted by evidence of any prior or contemporaneous statements or agreements, except for agreements specifically referenced herein (including the Proprietary Information Agreement attached as Exhibit B, the Arbitration Agreement attached as Exhibit C, the Stock Option Documents, Restricted Stock Documents and Stock Bonus Documents). To the extent that the practices, policies or procedures of the Company, now or in the future, apply to Executive and are inconsistent with the terms of this Agreement, the provisions of this Agreement shall control. Any subsequent change in Executive’s duties, position, or compensation will not affect the validity or scope of this Agreement.

19.	EXECUTIVE ACKNOWLEDGEMENT

EXECUTIVE ACKNOWLEDGES EXECUTIVE HAS HAD THE OPPORTUNITY TO CONSULT LEGAL COUNSEL CONCERNING THIS AGREEMENT, THAT EXECUTIVE HAS READ AND UNDERSTANDS THE AGREEMENT, THAT EXECUTIVE IS FULLY AWARE OF ITS LEGAL EFFECT, AND THAT EXECUTIVE HAS ENTERED INTO IT FREELY BASED ON EXECUTIVE’S OWN JUDGMENT AND NOT ON ANY REPRESENTATIONS OR PROMISES OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CATCHER, INC.

By:
Its:	Allan Rakos

Dated:	Dated:

EXHIBIT A

GENERAL RELEASE OF CLAIMS

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (hereinafter “Release”) is entered into this [            ] day of [                        ], by and between Allan Rakos (“Executive”) and Catcher, Inc. a Delaware corporation (“Company”).

RECITALS

A. On December 4, 2007, Executive became employed by the Company according to the terms and conditions of the Executive Employment Agreement between the parties (“Employment Agreement”).

B. On or about [                                         ], Executive’s employment with the Company was terminated pursuant to Section 3 of the Employment Agreement.

C. According to the terms and conditions of the Employment Agreement, Executive is entitled to certain severance payments and other benefits if Executive executes this Release. By execution hereof, Executive understands and agrees that this Release is a compromise of doubtful and disputed claims, if any, which remain untested; that there has not been a trial or adjudication of any issue of law or fact herein; that the terms and conditions of this Release are in no way to be construed as an admission of liability on the part of the Company and that the Company denies any liability and intends merely to avoid litigation with this Release.

AGREEMENT

NOW THEREFORE FOR MUTUAL CONSIDERATION, the receipt and sufficiency of which the parties hereto acknowledge, the parties agree as follows:

1. Executive, for Executive and Executive’s spouse, heirs, assigns, executors, administrators, agents, successors and affiliates, hereby unconditionally, irrevocably and absolutely releases and discharges the Company, Catcher Holdings, Inc., and their respective past and present affiliates, owners, directors, officers, employees, agents, attorneys, representatives, legatees, stockholders, insurers, divisions, successors and/or assigns and any related holding, parent or subsidiary corporations, from any and all known or unknown loss, liability, claims, costs (including, without limitation, attorneys’ fees), demands, causes of action, or suits of any type (collectively “Claims”), whether in law and/or in equity, related directly or indirectly or in any way connected with any transaction, affairs or occurrences between them and arising on or prior to the date hereof in connection with Executive’s employment with the Company, the termination of said employment and claims of emotional or physical distress related to such employment or termination, except as otherwise prohibited by law. This Release specifically applies to any claims for age discrimination in employment, including any claims arising under the Age Discrimination In Employment Act if over 40, or any other statutes or laws that govern discrimination in employment.

2. Executive agrees to treat all matters related to this Release as confidential (“Confidential Information”); provided, however, that nothing herein shall be deemed to preclude Executive from giving statements, affidavits, depositions, testimony, declarations, or other disclosures required by or pursuant to legal process, or from disclosing Confidential Information to Executive’s legal counsel, tax advisor or spouse. Similarly, Executive shall not make, issue, disseminate, publish, print or announce any news release, public statement or announcement with respect to the Confidential Information, or any aspect thereof, the reasons therefore and the terms of this Release.

3. Executive agrees not to (i) make any unfavorable or disparaging comments or remarks (whether written or oral) to third parties regarding the Company or its officers, directors and employees); or (ii) endorse, approve, disseminate, or assist in the dissemination of, any unfavorable or disparaging comments or remarks (whether written or oral) made by any third party regarding the Company or its officers, directors and employees.

4. Executive and the Company do certify that Executive and the Company have read all of this Release, and that Executive and the Company fully understands all of the same. Executive hereby expressly waives all of the benefits and rights granted to Executive pursuant to any applicable law or regulation to the effect that:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

5. Executive and the Company further declare and represent that no promise, inducement or agreement not herein expressed has been made to either and that this Release contains the full and entire agreement between and among the parties, and that the terms of this Release are contractual and not a mere recital.

6. The validity, interpretation, and performance of this Release shall be construed and interpreted according to the laws of the State of Virginia.

7. This Release may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding that may be prosecuted, instituted or attempted by either party in breach thereof.

8. If any provision of this Release, or part thereof, is held invalid, void or voidable as against the public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Release are declared to be severable.

9. It is understood that this Release is not an admission of any liability by any person, firm association or corporation but is in compromise of any disputed claim.

10. Executive represents, acknowledges and agrees that the Company has advised him, in writing, to discuss this Release with an attorney, and that to the extent, if any, that Executive has desired, Executive has done so; that the Company has given Executive twenty-one (21) days to review and consider this Release before signing it, and Executive understands that Executive may use as much of this twenty-one (21) day period as Executive wishes prior to signing; that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause Executive to sign this Release; that Executive has read this Release in its entirety, and fully understands and is aware of its meaning, intent, contents and legal effect; and that Executive is executing this Release voluntarily, and free of any duress or coercion.

11. The parties acknowledge that for a period of seven (7) days following the execution of this Release by Executive, Executive may revoke the Release, and the Release shall not become effective or enforceable until the revocation period has expired. This Release shall become effective eight (8) days after it is signed by Executive.

IN WITNESS WHEREOF, the undersigned have executed this Release on the dates shown below.

CATCHER, INC.

By:	Robert Turner	Allan Rakos
Its:	Chief Executive Officer

Dated:		Dated:

EXHIBIT B

PROPRIETARY INFORMATION AGREEMENT

Statement Regarding

Employee Proprietary Information and Inventions Agreement

Attached to this statement is your Employee Proprietary Information and Inventions Agreement (the “Agreement”) Catcher, Inc. (the “Company”).

Please take the time to review the Agreement carefully. It contains material restrictions on your right to disclose or use, during or after your employment, certain information and technology learned or developed by you (either alone or jointly with others) during your employment. The Company considers this Agreement to be very important to the protection of its business.

If you have any questions concerning the Agreement, you may wish to consult an attorney. Managers, legal counsel and others in the Company are not authorized to give you legal advice concerning the Agreement.

If you have read and understand the Agreement, and if you agree to its terms and conditions, please return a fully executed copy of it to the Company, retaining one copy for yourself.

REVIEWED AND UNDERSTOOD:

Allan Rakos

Dated:

CATCHER, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

1. In consideration of my employment by Catcher, Inc., a Delaware corporation (the “Company”), I hereby agree to certain restrictions placed by the Company on my use and development of information and technology of the Company, as more fully set out below.

2. At-Will Employment. I acknowledge that the Company is an “at-will” employer and nothing in this agreement shall be construed to imply that the term of my employment is of any definite duration. My employment may be terminated with or without cause and with or without notice. No one other than an authorized officer of the Company has the authority to alter this arrangement, to enter into an agreement for employment for a specified period of time, or to make any agreement contrary to this policy, and any such agreement must be in writing and must be signed by an authorized officer of the Company and by the affected employee.

3. Proprietary Information.

(a) Proprietary Information Defined. I understand that the term “Proprietary Information” in this Agreement means any and all information, ideas and materials, in whatever form, tangible or intangible, whether disclosed to or learned or developed by me, pertaining in any manner to the business of or used by the Company (including, without limitation, any person or entity owned by, controlled by or affiliated with the Company) or to any other person or entity to whom or which the Company owes a duty of confidentiality, including, but not limited to, any trade secret, technical know-how, information, knowledge or data relating to the Company’s past, present, planned or foreseeable business as more fully described in Schedule A attached hereto.

(b) Often, Proprietary Information will be stamped or otherwise marked “Confidential, “Proprietary,” or with some similar designation. If any information or material is not so marked however and it meets the definition in the foregoing Section (3)(a) above, it is still Proprietary Information. If I am uncertain as to whether particular information or materials are Proprietary Information, I will request the Company’s written opinion as to their status. I understand that Proprietary Information does not include any information, idea or material that (i) is or becomes publicly known through lawful means and without breach of this Agreement by me; (ii) was rightfully in my possession or part of my general knowledge prior to my employment by the Company; or (iii) is disclosed to me without confidential or proprietary restrictions by a third party who rightfully possesses the information, ideas or materials (without confidential or proprietary restrictions) and did not learn of it, directly or indirectly, from the Company. Any information, idea or material will not be considered to be publicly known or in the public domain merely because it is embraced by more general information in my prior possession or the possession of others, or merely because it is expressed in public literature in general terms. Proprietary Information also does not include my general knowledge and skill obtained during the course of my employment.

(c) I acknowledge that all information generated, received or maintained by or for me on the premises or equipment of Company (including, without limitation, computer systems and electronic or voice mail systems) is Proprietary Information and the sole property of the Company, and I hereby waive any property or privacy rights I may have with respect to such information.

4. Restrictions on Use and Disclosure. I will not, during or at any time after the termination of my employment with the Company, use or reproduce any Proprietary Information, except in the course of performing my duties as an employee of the Company. I also will not disclose or deliver, directly or indirectly, any Proprietary Information to any person or entity, except in the course of performing my duties as an employee of the Company and with the Company’s consent. I will use my best efforts to prevent the unauthorized reproduction, disclosure or use of Proprietary Information by others.

5. Creations.

(a) Assignment. I hereby assign, and agree to assign, to the Company, without additional compensation, my entire right, title and interest in and to (a) all Creations, and (b) all benefits, privileges, causes of action and remedies relating to the Creations, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for and maintain all such registrations, renewals and/or extensions; to sue for all past, present or future infringements or other violations of any rights in the Creation; and to settle and retain proceeds from any such actions). The term Creations includes, but is not limited to, creations, inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications and improvements, whether or not patentable or reduced to practice and whether or not copyrightable, that relate in any manner to the actual or demonstrably anticipated business or research and development of the Company or its affiliates, and that are made, conceived or developed by me (either alone or jointly with others), or result from or are suggested by any work performed by me (either alone or jointly with others) for or on behalf of the Company or its affiliates, (i) during the period of my employment with the Company, whether or not made, conceived or developed during regular business hours or (ii) after termination of my employment if based on Proprietary Information. I agree that all such Creations are the sole property of the Company or any other entity designated by it, and, to the maximum extent permitted by applicable law, any copyrightable Creation will be deemed a work made for hire. I UNDERSTAND THAT THIS PARAGRAPH DOES NOT APPLY TO ANY CREATION WHICH I DEVELOPED ENTIRELY ON MY OWN TIME WITHOUT USING THE COMPANY’S EQUIPMENT, SUPPLIES, FACILITIES, RESOURCES, TRADE SECRETS OR CONFIDENTIAL AND PROPRIETARY INFORMATION.

(b) Disclosure. I agree to disclose promptly and fully in writing to my immediate supervisor at the Company and to hold in confidence for the sole right, benefit and use of Company, any and all Creations made, conceived or developed by me (either alone or jointly with others) during my employment with the Company, or within six (6) months after the termination of my employment if based on Proprietary Information. Such disclosure will be received and held in confidence by the Company. In addition, I agree to keep and maintain adequate and current written records on the development of all Creations made, conceived or developed by me (either alone or jointly with others) during my period of employment or during the one-year period following termination of my employment, which records will be available to and remain the sole property of the Company at all times.

(c) Assist with Registration. I agree that I will, at the Company’s request and sole cost and expense, promptly execute a written assignment of title for any Creation required to be assigned by this Section 5. I further agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to assist it (at its expense) in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Creation assigned to the Company pursuant to this Section 5. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Should the Company be unable to secure my signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright, or other right or protection relating to any Creation, whether due to my mental or physical incapacity or any other cause, I hereby irrevocably designate and appoint the Company and each of its duly authorized officers and agents as my agent and attorney-in-fact, to undertake such acts in my name as if executed and delivered by me, and I waive and quitclaim to the Company any and all claims of any nature whatsoever that I may not have or may later have for infringement of any intellectual property rights in the Creations. The Company will compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance at any time following termination of my employment with the Company.

(d) License for Other Inventions. If, in the course of my employment with the Company, I incorporate into Company property an invention owned by me or in which I have an interest, the Company is hereby granted a nonexclusive, royalty-free, irrevocable, perpetual, world-wide license to make, modify, use and sell any invention as part of and in connection with the Company property.

6. Prior Creations. All inventions, works of authorship, ideas, processes, technology, formulas, software programs, writings, designs, discoveries, modifications, improvements or other creations, if any, that I made, conceived or developed (either alone or jointly with others) prior to my employment by the Company (collectively, “Prior Creations”) are excluded from the scope of this Agreement. Set forth on Schedule B attached hereto is a complete list of all such Prior Creations that are owned by me, either alone or jointly with others. I represent and covenant that such list is complete, and I understand that by not listing an invention, work of authorship, discovery, modification, improvement or other creation I am acknowledging that such creation was not made, conceived or developed before commencement of my employment with the Company. I agree to notify the Company in writing before I make any disclosure to, or perform any work on behalf of, the Company that appears to conflict with proprietary rights I claim in any Prior Creation. If I fail to give such notice, I agree that I will make no claim against the Company with respect to any such Prior Creation.

7. Confidential Information of Others. I will not use, disclose to the Company or induce the Company to use any confidential, proprietary or trade secret information or material belonging to others which comes into my knowledge or possession at any time, nor will I use any such information or material in the course of my employment with the Company. Except as disclosed on Schedule B to this Agreement, I have no other agreements or relationships with or commitments to any other person or entity that conflict with my obligations to the Company as an employee of the Company or under this Agreement, and I represent that my employment will not require me to violate any obligation to or confidence with another. In the event I believe that my work at the Company would make it difficult for me not to disclose to the Company any confidential, proprietary or trade secret information or materials belonging to others, I will immediately inform my supervisor. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.

8. Business Relationships. I acknowledge that the Company’s relationships with its employees, customers, vendors and service providers are valuable business assets. I agree that, during my employment and for six (6) months thereafter, I will not (for myself or for any third party) divert or attempt to divert from the Company any business, employee, customer, vendor or service provider, through solicitation or otherwise.

9. Government Contracts and Other Obligations. I understand that the Company has or may enter into contracts with other persons or entities, including the United States government or its agents, under which certain intellectual property rights will be required to be protected, assigned, licensed, or otherwise transferred. I hereby agree to be bound by all such agreements, and to execute such other documents and agreements as are necessary to enable the Company to meet its obligations under any such contracts.

10. Return of Materials; Termination. I hereby acknowledge and agree that all property, including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents or materials and all copies thereof, all equipment furnished to or prepared by me in the course of or incident to my employment, and all Proprietary Information belonging to the Company will be promptly returned to the Company upon termination of my employment with the Company for any reason or at any other time at the Company’s request. Following my termination, I will not retain any written or other tangible material containing any Proprietary Information or information pertaining to any Creation. I understand that my obligations contained in this Agreement will survive the termination of my employment and I will continue to make all disclosures required of me by Section 5(b) above. I further agree not to use any Proprietary Information for my benefit or the benefit of others. In the event of the termination of my employment, I agree, if requested by the Company, to sign and deliver the Termination Certificate attached as Schedule C hereto and incorporated herein.

11. Remedies. I recognize that nothing in this Agreement is intended to limit any remedy of the Company under the Virginia Uniform Trade Secrets Act or other federal or state law, and that I could face possible criminal and civil actions resulting in imprisonment and substantial monetary liability if I misappropriate the Company’s trade secrets. In addition, I acknowledge that it may be extremely difficult to measure in money the damage to the Company of any failure by me to comply with this Agreement, that the restrictions and obligations under this Agreement are material, and that, in the event of any failure, the Company could suffer irreparable harm and significant injury and may not have an adequate remedy at law or in damages. Therefore, I agree that if I breach any provision of this Agreement, the Company will be entitled to the issuance of an injunction or other restraining order or to the enforcement of other equitable remedies against me to compel performance of the terms of this Agreement without the necessity of showing or proving it has sustained any actual damage. This will be in addition to any other remedies available to the Company in law or equity.

12. Miscellaneous Provisions.

(a) Application of this Agreement. I hereby agree that my obligations set forth in Sections 3 and 5 hereof and the definitions of Proprietary Information and Creations contained therein shall be equally applicable to Proprietary Information and Creations relating to any work performed by me for the Company prior to the execution of this Agreement.

(b) Waiver of Limitations. I waive the benefit of any statute of limitations affecting my liability under this Agreement or the enforcement of the Agreement to the full extent permitted by law.

(c) No Waiver by Conduct or Prior Waiver. A party’s delay, failure or waiver of any right or remedy under this Agreement will not impair, preclude, cancel, waive or otherwise affect such right or remedy or any subsequent rights or remedies that may arise.

(d) General Provisions. This Agreement constitutes the entire agreement between the Company and me relating generally to the same subject matter, replaces any existing agreement entered into by me and the Company relating generally to the same subject matter, and may not be changed or modified, in whole or in part, except by written supplemental agreement signed by me and the Company. I agree that any subsequent change in my duties or compensation will not affect the validity or scope of this Agreement. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement will not fail on account thereof but will otherwise remain in full force and effect. If any obligation in this Agreement is held to be too broad to be enforced, it will be construed to be enforceable to the full extent permitted by law. The obligations of this Agreement will continue beyond the termination of my employment and will be binding upon my heirs, executors, assigns, administrators, legal representatives and other successors in interest. This Agreement will inure to the benefit of the Company, its successors, assigns and affiliates. This Agreement will be governed by and construed in accordance with the laws of the State of Virginia, without giving effect to its conflict of law rules. This Agreement may be signed in two counterparts, each of which will be deemed an original and both of which will constitute one agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I UNDERSTAND THAT I AM AN AT-WILL EMPLOYEE, AND THAT MY EMPLOYMENT MAY BE TERMINATED AT ANY TIME WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE. I HAVE COMPLETELY NOTED ON SCHEDULE B TO THIS AGREEMENT ANY PROPRIETARY INFORMATION, IDEAS, PROCESSES, INVENTIONS, TECHNOLOGY, WRITINGS, PROGRAMS, DESIGNS, FORMULAS, DISCOVERIES, PATENTS, COPYRIGHTS, OR TRADEMARKS, OR IMPROVEMENTS, RIGHTS, OR CLAIMS RELATING TO THE FOREGOING, THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT. I HAVE ALSO NOTED ON SCHEDULE B TO THIS AGREEMENT ANY AGREEMENT OR RELATIONSHIP WITH OR COMMITMENT TO ANY OTHER PERSON OR ENTITY THAT CONFLICTS WITH MY OBLIGATIONS AS AN EMPLOYEE OF THE COMPANY.

Allan Rakos

Dated:

SCHEDULE A

EXAMPLES OF PROPRIETARY INFORMATION

Proprietary Information includes, but is not limited to, any of the following types of information, ideas and materials:

any trade secret; technical know-how; information; data; knowledge; idea; design; formula; schematics; instrument; product; machinery; project; equipment; document; file; photograph; computer printout; drawing; manual; sketch or other visual representation; data processing or computer software technique, program or system; biological, chemical, mechanical or other invention; improvement; discovery; composition; process; part of a process; manufacturing technique; book; notebook; paper; compilation of information; record; specification; operating method; patent disclosure or patent application; list or other written record used in the Company’s business; information regarding the Company’s financial condition; employee personnel files and compensation and other terms of employment of the Company’s employees and consultants; names and practices of any customers or potential customers of the Company and its affiliates; names, marketing methods, operating practices and related data regarding the Company’s existing and potential vendors, suppliers, distributors, joint venture partners, and affiliates; the marketing methods and plans of the Company and its affiliates, licensors and licensees and related data and prices at which the Company obtains or has obtained, or at which it sells or has sold, its products or services; research, development, manufacturing and sales plans, costs and receipts of the Company; any information of the type described above which the Company has a legal obligation to treat as confidential, or which the Company treats as proprietary or designates as confidential, whether or not owned or developed by the Company; and any other information, ideas or materials relating to the past, present, planned or foreseeable business, products, developments, technology or activities of the Company.

SCHEDULE B

Prior Knowledge of Proprietary Information;

Prior Creations; Prior Commitments

1.	EMPLOYEE’S DISCLOSURE OF PROPRIETARY INFORMATION

Except as set forth below, I acknowledge that at this time I know nothing about the business or Proprietary Information of the Company, other than information I have learned from the Company in the course of being hired (Check here _____ if continued on additional attached sheets):

2.	EMPLOYEE’S DISCLOSURE OF PRIOR CREATIONS

The following information is provided in accordance with Section 6 of the Company’s Employee Proprietary Information and Inventions Agreement (the “Agreement”) executed by me.

_____	I have made no inventions, discoveries or improvements prior to my employment with the Company that are owned by me, either alone or jointly with others.

_____	The following is a complete and current list of all inventions, discoveries, or improvements I have made, conceived, or first reduced to practice prior to my employment with the Company, that are owned by me, alone or jointly with others, which I desire to remove from the operation of the Agreement. (Check here if continued on additional attached sheets.)

3.	EMPLOYEE’S DISCLOSURE OF CONFLICTING AGREEMENTS

The following information is provided in accordance with Section 7 of the Agreement:

_____	I am not party to any agreement or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company or under the Agreement.

_____	The following is a complete and current list of all agreements or relationships with or commitments to any other person or entity that conflict with my obligations as an employee of the Company under the Agreement. (Check here if continued on additional attached sheets.)

Allan Rakos

Dated:

SCHEDULE C

TERMINATION CERTIFICATE CONCERNING

COMPANY’S PROPRIETARY INFORMATION AND CREATIONS

This is to certify that I have returned all property of Catcher, Inc., a Delaware corporation (the “Company”), including, without limitation, all source code listings, books, manuals, records, models, drawings, reports, notes, contracts, lists, blueprints, and other documents and materials, Proprietary Information, and equipment furnished to or prepared by me in the course of or incident to my employment with the Company, and that I did not make or distribute any copies of the foregoing.

I further certify that I have reviewed the Employee Proprietary Information and Inventions Agreement (the “Agreement”) signed by me and that I have complied with and will continue to comply with all of its terms, including, without limitation, (i) the reporting of any idea, process, invention, technology, writing, program, design, formula, discovery, patent, copyright, or trademark, or any improvement, rights, or claims related to any and all Creations, conceived or developed by me and covered by the Agreement and (ii) the preservation as confidential of all Proprietary Information pertaining to the Company. This certificate in no way limits my responsibilities or the Company’s rights under the Agreement.

On termination of my employment with the Company, I will be employed by _____________________ [Name of New Employer] [in the ______________ division] and I will be working in connection with the following projects:

[generally describe the projects]

Allan Rakos

Dated:

EXHIBIT C

ARBITRATION AGREEMENT

ARBITRATION AGREEMENT

Catcher, Inc., a Delaware corporation (“Company”) and I hereby agree that, to the fullest extent permitted by law, any and all claims or controversies between us (or between myself and any present or former officer, director, agent, or employee of the Company or any parent, subsidiary, or other entity affiliated with the Company) relating in any manner to my employment or the termination of my employment shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“the AAA Rules”).

Claims subject to arbitration shall include, without limitation: contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the Virginia Human Rights Act. However, claims for unemployment benefits, workers’ compensation claims, and claims under the National Labor Relations Act shall not be subject to arbitration.

A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period of time, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based so as to ensure meaningful judicial review of the decision. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies, that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to rule on a motion to dismiss and/or summary judgment by either party, and the arbitrator shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

Either the Company or I may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or claim in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of the agreement to arbitrate. Nothing in this Agreement, however, precludes a party from filing an administrative charge before an agency that has jurisdiction over an arbitrable claim. Moreover, nothing in this Agreement prohibits either party from seeking injunctive or declaratory relief from a court of competent jurisdiction.

All arbitration hearings under this Agreement shall be conducted in Arlington, Virginia, unless otherwise agreed by the parties. The arbitration provisions of this Arbitration Agreement shall be governed by the Federal Arbitration Act.

The Company agrees to pay the costs and fees of the arbitrator, to the extent required by law. The parties shall bear their own attorneys’ fees and costs unless provided otherwise by statute.

If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of my employment with the Company and the expiration of this Agreement.

The Company and I understand and agree that this Arbitration Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Arbitration Agreement supersedes all previous agreements, whether written or oral, express or implied, relating to the subjects covered in this agreement. The parties also agree that the terms of this Arbitration Agreement cannot be revoked or modified except in a written document signed by both myself and the Company’s Chief Executive Officer.

THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.

THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

Allan Rakos

Dated: